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                                 PRESS RELEASE
                          CITADEL HOLDING CORPORATION
                           RESTRUCTURES BALANCE SHEET

     Glendale, California (November 11, 1994) -- Citadel Holding Corporation announced today that it restructured its balance sheet to replace $5.25 million of short-term debt with equity through the issuance of 1,329,114 shares of newly authorized 3% Cumulative Voting Convertible Preferred Stock. The shares were issued to Craig Corporation on November 10 at a price of $3.95 per share. The preferred shares represent 16.6% of Citadel's outstanding voting securities, after giving effect to the issuance. Craig also holds 10% of Citadel's outstanding common stock (representing approximately 8.3% of all voting securities after the issuance).

     The canceled debt constituting the consideration for the preferred shares was owed by Citadel to Craig under a short-term line of credit provided by Craig to finance the acquisition of Citadel's current real estate holdings as part of the restructuring and recapitalization of Fidelity Federal Bank, FSB.

     A committee of independent directors of the Citadel Board approved the terms of Craig's preferred stock investment. The Citadel Board received an opinion from Wedbush Morgan Securities as to the fairness, from a financial point of view, to Citadel's public stockholders of the consideration received by Citadel in the preferred stock issuance.

     Steve Wesson, President and Chief Executive Officer of Citadel, stated "This stock issuance strengthens our financial position by replacing short-term debt with equity and improving our cash flow. In the absence of this equity infusion, Citadel may have been forced to liquidate assets under pressure to meet its liabilities, including the Craig line of credit, thereby reducing our prospects for maximizing the value of our assets."

     The preferred stock is subject to automatic conversion into common stock under certain circumstances if Citadel undertakes a rights offering of common stock to its stockholders. In addition, holders of the preferred stock will have the right to convert into common stock at any time at a conversion ratio based upon the market price of common stock, subject to certain limitations.

     Citadel has the option to redeem the preferred stock at any time after November 10, 1997 at a premium. Holders of preferred stock have the right to require Citadel to purchase their shares at a premium under certain circumstances, including a change of control.

     The preferred stock votes jointly (not as a separate class) with the Citadel common stock on most matters, including the election of directors, with each share of preferred stock entitled to one vote. Holders of the preferred stock will have the opportunity to purchase part of any new issuance of voting securities of Citadel to preserve their respective percentage voting interests.

     Craig will be the holder of the preferred stock on the record date of November 14, 1994 set by the Citadel Board for the determination of stockholders entitled to vote at Citadel's Annual Stockholders' Meeting scheduled for December 12, 1994.
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Craig's ownership of these shares on the record date was a condition to Craig's agreement to convert its debt to equity.

     A copy of this press release will be filed by Citadel with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. The Certificate of Designation establishing the voting powers, preferences and relative rights of the preferred stock and the Preferred Stock Purchase Agreement pursuant to which Craig Corporation purchased the shares will be exhibits to such filing.

     Citadel's common stock trades on the American Stock Exchange under the symbol CDL.

     Contact: Steve Wesson, President and Chief Executive Officer, Citadel Holding Corporation, (818) 551-7450.

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